EXHIBIT 99.1

Global Geophysical Services Completes Acquisition of Sensor Geophysical, Ltd.

HOUSTON, Jan. 5, 2012 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) today announced that it has completed its previously announced acquisition of Sensor Geophysical Ltd. ("Sensor").

The combination of GGS' extensive multi-component acquisition capabilities with Sensor's unique multi-component processing toolkit will create one of the industry's most advanced converted wave imaging providers. Sensor is one of the only independent 3C and 4C processing providers with their own proprietary software for advanced multi-component imaging. GGS maintains one of the largest 3C recording system channel counts in geophysical services, and is developing its own next generation autonomous AutoseisTM nodal 3C and 4C systems.

Christopher T. Usher, Global's CTO said, "We are pleased to welcome Sensor to Team Global, and are excited about deploying their proven converted wave imaging across our existing data processing centers. Sensor is a great company with exceptional people and leading technology. The prominent Sensor brand provides an excellent springboard for GGS' ramp up in Canada."

About Global Geophysical Services, Inc.

GGS provides an integrated suite of Geoscience solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade® seismic data acquisition, Multi Client data library products, micro seismic monitoring, seismic data processing, data analysis, and interpretation services. GGS combines experience, innovation, operational safety, and environmental responsibility with leading edge geophysical technology to facilitate successful E&P execution. GGS' combined product and service offerings provide the ability to Gain InSight™ in the exploration and production of hydrocarbons. GGS is headquartered in Houston, Texas. To learn more about GGS, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300

CONTACT: Mathew Verghese
         Chief Financial Officer
         13927 South Gessner Road
         Missouri City, TX 77489
         Phone: 713-808-1750
         Fax: (713) 972-1008
         www.globalgeophysical.com